FOR IMMEDIATE RELEASE


                            FOR FURTHER INFORMATION:
                           Vicon Industries: Joan Wolf
                                  631/952-2288
                   Bliss, Gouverneur & Associates: John Bliss
                                  212/840-1661


                       VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 16, 2005 - Vicon Industries, Inc. (ASE: "VII"), a leading designer and producer of digital video management systems, today reported operating results for the first fiscal quarter ended December 31, 2004. The announcement was made by CEO Ken Darby.

Net sales for the first quarter were $15.6 million, an increase of 9% compared with $14.3 million in the previous fiscal year period. A net loss of $740,000 ($.16 per share) was incurred, compared with net income of $122,000 ($.03 per share diluted) in the prior year quarter.

Commenting on the results, Mr. Darby said U.S. sales declined from $8.0 million to $7.8 million while foreign sales grew 24% to $7.8 million from $6.3 million. The foreign revenue growth was all attributable to Videotronic, Germany, whose operating and intangible assets were acquired on October 1, 2004.

Gross profit margins declined to 37.7% from 40.8% principally as a result of lower margins on certain digital products. Darby said Vicon lowered selling prices on digital recorders in response to competition. Operating expenses increased $980,000 of which $606,000 were the incremental operating expenses of Videotronic during the quarter. The balance of the increase was due principally to higher digital product development costs associated with several new IP cameras and video servers. Darby said Vicon began shipments in early February of its first IP capable (digital format) camera, the Surveyor VFT dome camera.

Darby said Vicon had anticipated that its new German subsidiary would incur a loss in the December quarter given the transitional issues Videotronic faced emerging from bankruptcy. Videotronic lost $156,000 in the December quarter. Darby also noted that Vicon's investment in Videotronic amounted to $1.7 million at December 31, 2004.

Darby also said Vicon incurred $147,000 in legal fees in the December quarter to defend itself in a patent infringement suit and recently filed a petition with the U.S. Patent Office to have the patent re-examined. The re-exam request is consistent with our belief that the plaintiff's patent is invalid said Darby.


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Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                                            Vicon Industries, Inc.

                                       Condensed Statement of Operations

                                        First Quarter Ended December 31,
                                     ------------------------------------

                                          2004                   2003
                                          ----                   ----
Net sales                            $ 15,582,000            $ 14,338,000

Gross profit                            5,868,000               5,847,000

Operating income (loss)                  (673,000)                286,000

Income (loss) before income taxes        (727,000)                277,000

Income tax expense                         13,000                 155,000
                                     ------------            ------------
Net income (loss)                    $   (740,000)           $    122,000
                                     ============            ============


Basic and diluted
  earnings (loss) per share:         $       (.16)           $        .03


Shares used in computing earnings (loss) per share:
             Basic                      4,562,000               4,606,000
             Diluted                    4,562,000               4,791,000